Exhibit 10.9

[ENTROPIC LETTERHEAD]

December 1, 2005

Mr. Kurt Noyes,

Dear Kurt,

Thank you for your commitment to Entropic as our Director of Finance. I am grateful for your commitment to Entropic, and I really value the contribution that you and your team have made to Entropic.

As a result of your commitment and contribution thus far, and my confidence in your abilities, I am pleased to announce your promotion to Vice President of Finance and Administration and reward you with an annual salary increase to $145,000. This represents an 11.5% increase from your current salary of $130,000. You will also receive a one-time, special bonus of $15,000 for your exceptional performance over the last year. You will see the payroll increase and the special bonus on your next check. You will also be eligible for an annual bonus of 20 percent of your base salary in calendar 2006, payable in the first quarter of 2007. The annual bonus will be paid at the discretion of management. The Company will recommend that the Board of Directors grant you an option to purchase 200,000 shares of the Company’s Common Stock with an exercise price equal to fair market value on the date of the grant. These option shares will vest over a four-year period with a 25% one-year cliff, in accordance with the standard option plan approved by the Board of Directors. Vesting will, of course, depend on your continued employment with the Company. The option will be an incentive stock option to the maximum extend allowed by the tax code and will be subject to the terms of the Company’s 2001 Stock Option Plan and the Stock Option Agreement between you and the Company.

As a vice president, the Company will enter into a Change of Control Agreement with you substantially in the form attached hereto as Exhibit A.

This promotion brings with it a significantly higher visibility and expectation from a corporate standpoint and Iook forward to continuing to work with you.

Congratulations,

Patrick Henry

President & Chief Executive Officer

9276 Scranton Road, Suite 200 San Diego, CA 92121 858.625.3200 Main/853.546.2409 Fax